   NEWS RELEASE

                                                                                                               (OTCQB-AEPP)

ADVANCED ENVIRONMENAL PETROLEUM PRODUCERS INC.

(AEPP)

July 6, 2016 Las Vegas, Nevada

Loong Yip Juy (Vincent), President of AEPP, is pleased to announce the acquisition of the Technical Evaluation Agreements (TEA) from a private company in exchange for 65,600,000 restricted shares presently held in Escrow.

This action allows AEPP to evaluate 10,100 square kilometres of oil and gas leases - (Block 19) in southern Peru. The TEA is granted by PeruPetro S.A.  PeruPetro S.A. is the State Company that on behalf of the government of Peru is responsible for promoting, negotiating, signing and monitoring contracts for the exploration and exploitation of hydrocarbons in Peru.

AEPP has committed to make $2,000,000 in qualifying expenditures over the next two years with an option for one additional year, if required, after which AEPP will be issued a 30-year oil lease and a 40-year gas lease.

Mr. Loong Yip Juy is very optimistic that the evaluation can be completed much earlier than two years as considerable geological work on Block19 has already been completed. To determine the reserve potential of both oil and gas and the economic value of recovery, AEPP will engage independent reservoir engineers to evaluate the reserve potential and will file the appropriate reserve report when it is completed.

Over 745 square kilometres of shale oil has initially been identified on Block 19 with an average pay zone of 182 metres. The Company is optimistic further shale oil will be located and that significant gas reserves will be found. Block 19 is strategically located close to major highways and will have transportation access to and from the property.

AEPP has also entered into a technology contract with Point Source Processing Inc. (PSP) for the extraction and upgrading of shale oil. PSP has completed five years of testing on the feedstock and is backed by a strong team of independent technology and R&D (research and development) consortium partners. This team has developed a revolutionary three stage process that permits AEPP to extract the feedstock without the need to construct tailings ponds or consume significant quantities of water. The process produces 8% additional water. AEPP will report further on this process in the near future.

Background

AEPP will become an oil and gas exploration and development company, operating in Peru where it has a number of targets in the highly prospective Block 19 of the southern region of that country. The Company after completing the TEA will hold an exclusive license, which entitles it to explore and develop certain oil and gas properties known as “Block 19,” an area of 10,100 square km.

Cautionary Note:

The statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, technical advances in the industry as well as political and economic conditions present within the industry. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

For more information please contact:

Loong Yip Juy (Vincent) President

Tel: 1-604-716-6049

Email Vincent.aepp@gmail.com

Or

Nigel Bosworth – President – Point Source Processing Inc.

Tel: 1-250-885-0545

Email: nigel.psp@gmail.com

AEPP Website: www.aeppinc.com